Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) and the related prospectus of NorthStar Asset Management Group Inc. (the “Company”) of our reports dated March 5, 2014, March 1, 2013, and October 22, 2014 with respect to the consolidated financial statements of American Healthcare Investors LLC as of and for the year ended December 31, 2013, 2012 and 2011, respectively, which are included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 20, 2015, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement and the related prospectus.

/s/ Bentson, Vuona & Westersten, LLP
Bentson, Vuona & Westersten, LLP
Irvine, California
March 2, 2015